Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Sector 10, Inc. of our report dated July 14, 2009, relating to our audit of the consolidated financial statements which appear in the Annual Report on Form 10-K of Sector 10, Inc. for the years ended March 31, 2009 and 2008.

HJ & Associates, LLC
Salt Lake City, Utah
July 12, 2010